UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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XACTLY CORPORATION

(Name of Registrant as Specified In Its Charter)

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XACTLY CORPORATION

300 PARK AVENUE, SUITE 1700

SAN JOSE, CALIFORNIA 95110

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 9:30 a.m. Pacific Time on Thursday, June 30, 2016

Dear Stockholders of Xactly Corporation:

We cordially invite you to attend the 2016 annual meeting of stockholders (the “Annual Meeting”) of Xactly Corporation, a Delaware corporation, which will be held on Thursday, June 30, 2016 at 9:30 a.m. Pacific Time. The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the virtual Annual Meeting and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/XTLY. The Annual Meeting will be held for the following purposes, as more fully described in the accompanying proxy statement:

1. To elect three Class I directors to serve until the 2019 annual meeting of stockholders and until their successors are duly elected and qualified;

2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2017; and

3. To transact such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our Board of Directors has fixed the close of business on May 6, 2016 as the record date for the Annual Meeting. Only stockholders of record on May 6, 2016 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about May 20, 2016, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: http://investors.xactlycorp.com/investors/financial-reports/default.aspx. All you have to do is enter the control number located on your Notice or proxy card.

If you attend the virtual Annual Meeting, you will be able to vote and submit questions during the meeting by following the instructions at www.virtualshareholdermeeting.com/XTLY (have your Notice or proxy card in hand when you visit the website).

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the virtual Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible.

We appreciate your continued support of Xactly Corporation.

By order of the Board of Directors,

Christopher W. Cabrera

Chief Executive Officer and Director

San Jose, California

May 20, 2016

-i-

XACTLY CORPORATION

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

PROXY STATEMENT

FOR 2016 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 9:30 a.m. Pacific Time on Thursday, June 30, 2016

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our Board of Directors for use at the 2016 annual meeting of stockholders of Xactly Corporation, a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Thursday, June 30, 2016 at 9:30 a.m. Pacific Time, via live webcast at www.virtualshareholdermeeting.com/XTLY. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about May 20, 2016 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

You will be voting on:

•	the election of three Class I directors to serve until our 2019 annual meeting of stockholders and until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2017; and

•	any other business as may properly come before the Annual Meeting.

How does the Board of Directors recommend I vote on these proposals?

Our Board of Directors recommends a vote:

•	“FOR” the election of Christopher W. Cabrera, Earl E. Fry and Scott A. McGregor as Class I directors; and

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2017.

Who is entitled to vote?

Holders of our common stock as of the close of business on May 6, 2016, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 29,839,903 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or vote on your own behalf at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock on your own behalf at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

How many votes are needed for approval of each proposal?

•	Proposal No. 1: The election of directors requires a plurality vote of the shares of our common stock present (including by proxy) at the Annual Meeting and entitled to vote thereon. “Plurality” means that the nominees who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.

•	Proposal No. 2: The ratification of the appointment of KPMG LLP requires the affirmative vote of a majority of the shares of our common stock present (including by proxy) at the Annual Meeting and entitled to vote thereon. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

What is the quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our bylaws and Delaware law. The presence (including by proxy) of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time, on June 29, 2016 (have your Notice or proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903 (have your Notice or proxy card in hand when you call);

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•	by following the instructions at www.virtualshareholdermeeting.com/XTLY (have your Notice or proxy card in hand when you visit the website).

Even if you plan to participate in the virtual Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to participate in the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares on your own behalf at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	completing and mailing a later-dated proxy card;

•	notifying the Secretary of Xactly Corporation, in writing, at Xactly Corporation, 300 Park Avenue, Suite 1700, San Jose, California 95110; or

•	by following the instructions at www.virtualshareholdermeeting.com/XTLY.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What do I need to do to attend the Annual Meeting?

The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You are entitled to participate in the annual meeting only if you were a holder of our common stock as of the close of business on May 6, 2016 or if you hold a valid proxy for the Annual Meeting.

You will be able to attend the virtual Annual Meeting and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/XTLY. You also will be able to vote your shares electronically at the Annual Meeting.

To participate in the virtual Annual Meeting, you will need the control number included on your Notice or proxy card. The live webcast will begin promptly at 9:30 a.m. Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:15 a.m. Pacific Time, and you should allow ample time for the check-in procedures.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board of Directors. Christopher W. Cabrera, Joseph C. Consul and Colleen M. Pouliot have been designated as proxy holders by our Board of Directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about May 20, 2016 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting?

Our Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm. Your broker will not have discretion to vote on the election of directors, which is a “non-routine” matter, absent direction from you.

Where can I find the voting results of the Annual Meeting?

We will announce voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:

Xactly Corporation

Attention: Investor Relations

300 Park Avenue, Suite 1700

San Jose, California 95110

Tel: (408) 477-3338

Street name stockholders may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2017 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than January 20, 2017. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Xactly Corporation

Attention: Secretary

300 Park Avenue, Suite 1700

San Jose, California 95110

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before such meeting by or at the direction of our Board of Directors, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2017 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:

•	not earlier than March 6, 2017; and

•	not later than the close of business on April 5, 2017.

In the event that we hold our 2017 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before our 2017 annual meeting of stockholders and no later than the close of business on the later of the following two dates:

•	the 90th day prior to our 2017 annual meeting of stockholders; or

•	the 10th day following the day on which public announcement of the date of our 2017 annual meeting of stockholders is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board of Directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Secretary within the time periods described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our bylaws is available on our website at http://investors.xactlycorp.com/investors/overview/default.aspx. You may also contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our Board of Directors, which is currently composed of 10 members. Nine of our directors are independent within the meaning of the listing standards of the New York Stock Exchange. Our Board of Directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

The following table sets forth the names, ages as of April 30, 2016, and certain other information for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our Board of Directors:

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Directors with Terms Expiring at the Annual Meeting/Nominees
Christopher W. Cabrera	I	49	Chief Executive Officer and Director	2005	2016	2019
Earl E. Fry(1)	I	57	Director	2005	2016	2019
Scott A. McGregor(1)	I	60	Director	2016	2016	2019

Continuing Directors
Carol G. Mills(2)(3)	II	62	Chair of the Board	2010	2017	—
David W. Pidwell	II	68	Director	2005	2017	—
John P. Ward, Jr.(2)	II	50	Director	2009	2017	—
Gerald S. Casilli(1)	III	76	Director	2005	2018	—
Neal Dempsey(2)(3)	III	75	Director	2008	2018	—
Lauren P. Flaherty	III	58	Director	2016	2018	—
Cynthia B. Padnos	III	59	Director	2006	2018	—

(1)	Member of our Audit Committee.
(2)	Member of our Compensation Committee.
(3)	Member of our Nominating and Corporate Governance Committee.

Nominees for Director

Christopher W. Cabrera is our founder and has served as our Chief Executive Officer and a director since March 2005. Mr. Cabrera also served as our President from March 2005 to April 2015. Prior to joining us, Mr. Cabrera served in various executive positions and most recently as Senior Vice President, Operations at Callidus, a publicly listed enterprise software company, from December 1998 until February 2005. Mr. Cabrera was named the 2011 “Alumni Entrepreneur of the Year” by the Lloyd Greif Center for Entrepreneurial Studies at the USC Marshall School of Business. Mr. Cabrera holds a B.S. in Business Administration from University of Southern California and an M.B.A. from Santa Clara University. We believe that Mr. Cabrera possesses specific attributes that qualify him to serve as a member of our Board of Directors, including the perspective and experience he brings as our Chief Executive Officer and his substantial expertise in sales performance management, sales compensation and SaaS delivery models. As our founder and the longest serving member of our Board of Directors, Mr. Cabrera also has a deep understanding of our customer base and our business as it has evolved over time.

Earl E. Fry has served as a member of our Board of Directors since September 2005. Previously Mr. Fry was with Informatica Corporation, an enterprise data integration software company, where he served in various executive roles including interim Chief Financial Officer and Advisor from September 2015 to January 2016, Chief Customer Officer and Executive Vice President, Operations Strategy from November 2014 to August 2015, Chief Administrative Officer and Executive President, Global Customer Support from January 2010 to October 2014 and Chief Financial Officer and Senior Vice President from December 1999 until December 2009. Since April 2005, Mr. Fry has been a member of the board of directors of Central Pacific Financial Corp., a bank holding company. In April 2016, Mr. Fry became a director nominee to stand for election to the board of directors of Hawaiian Holdings, Inc. at its 2016 annual meeting of stockholders. We believe that Mr. Fry possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his professional experience in the areas of finance, accounting and audit oversight.

Scott A. McGregor has served as a member of our Board of Directors since March 2016. Mr. McGregor served as President, Chief Executive Officer and a director of Broadcom Corporation, a fabless semiconductor corporation, from January 2005 until February 2016 when it was acquired by Avago Technologies Limited. Prior to Broadcom, he was with the Philips Semiconductors division of the Netherlands-based Royal Philips Electronics, from 1998 to 2004, where he served in various executive roles, most recently as President and Chief Executive Officer from September 2001 to October 2004. We believe that Mr. McGregor possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his financial experience as a chief executive and a director of several technology software companies.

Continuing Directors

Carol G. Mills has served as the Chair of our Board of Directors since February 2010. Ms. Mills has been an independent consultant since February 2006. Since April 2016, Ms. Mills has been a member of the board of directors of RELX PLC and since June 2014, Ms. Mills has been a member of the board of directors of Ingram Micro Inc., an electronics company and information technology distributor. Ms. Mills previously served as a member of the board of directors of Adobe Systems Incorporated from 1998 to April 2011, Alaska Communications Systems Group, Inc. from September 2013 to June 2015, Blue Coat Systems, Inc. from January 2009 to February 2012 and Tekelec from June 2007 to January 2012. We believe that Ms. Mills possesses specific attributes that qualify her to serve as the Chair of our Board of Directors, including her substantial corporate governance, operational and financial experience gained from serving on the boards of directors of several public companies.

David W. Pidwell has served as a member of our Board of Directors since September 2005. Mr. Pidwell has been a venture partner at Alloy Ventures since January 1996. Mr. Pidwell serves on the board of directors of a privately-held company and previously served on the board of directors of Informatica Corporation from February 1996 to May 2012. We believe that Mr. Pidwell possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his substantial experience as a venture capital investment professional and his expertise in technology companies.

John P. Ward, Jr. has served as a member of our Board of Directors since January 2009. Mr. Ward has been a managing director at Key Venture Partners since January 2007 and a managing partner at Unit Economic Investors, LLC since April 2011. Mr. Ward serves on the board of directors of several privately-held companies. We believe that Mr. Ward possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience as a venture capital investment professional, his substantial expertise in on-demand delivery models and technology services companies.

Gerald S. Casilli has served as a member of our Board of Directors since August 2005. Mr. Casilli has been a general partner of Rembrandt Venture Partners, a venture capital firm he co-founded, since March 2004. Prior to that, Mr. Casilli served as Chairman of the board of directors of IKOS Systems, Inc. and previously served as its Chief Executive Officer from 1989 to 1995. Mr. Casilli previously was a founding member of Trinity Ventures and Genesis Capital. Earlier in his career, Mr. Casilli also founded Millennium Systems. Mr. Casilli serves on the board of directors of several privately-held companies and has previously served on the board of directors of several public companies. We believe that Mr. Casilli possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience as a director of several technology companies and his substantial experience as a venture capital investment professional.

Neal Dempsey has served as a member of our Board of Directors since April 2008. Mr. Dempsey joined Bay Partners, a venture capital firm, as a general partner in May 1989 and has served as the managing general partner since July 2001. Since April 2005, he has been a member of the board of directors of Apigee Corporation, a provider of a software platform for application programming interfaces; since April 2010, he has been a member of the board of directors of Enphase Energy, Inc., a solar energy management device maker; and previously he served as a member of the board of directors of Eloqua, Inc. from August 2006 to February 2013 and Guidewire Software, Inc. from 2006 to December 2013. We believe that Mr. Dempsey possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience as a director of several technology software companies.

Lauren P. Flaherty has served as a member of our Board of Directors since March 2016. Ms. Flaherty has served as Executive Vice President and Chief Marketing Officer of CA, Inc., a software company, since August 2013. Prior to that, she was with Juniper Networks, Inc., a network solutions company, where she served as Executive Vice President and Chief Marketing Officer from February 2009 to July 2013. Previously, Ms. Flaherty served as Chief Marketing Officer at Nortel Networks Corporation, a telecommunications and data networking equipment manufacturer, from May 2006 to December 2008. We believe that Ms. Flaherty possesses specific attributes that qualify her to serve as a member of our Board of Directors, including her experience as a marketing executive for several technology companies.

Cynthia B. Padnos has served as a member of our Board of Directors since March 2006. Ms. Padnos has been a managing partner at Illuminate Ventures, a venture capital firm she founded, since January 2009. From March 2004 to December 2008, she served as a director at Outlook Ventures, a venture capital firm. Ms. Padnos serves on the board of directors of a number of privately-held companies. We believe that Ms. Padnos possesses specific attributes that qualify her to serve as a member of our Board of Directors, including her experience as a venture capital investment professional and her substantial expertise in SaaS and technology services companies.

There are no family relationships among any of our directors or executive officers.

Director Independence

Our common stock is listed on the New York Stock Exchange. Under the listing standards of the New York Stock Exchange, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of the New York Stock Exchange require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the listing standards of the New York Stock Exchange, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of the New York Stock Exchange. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of the New York Stock Exchange.

Our Board of Directors has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment and affiliations, our Board of Directors has determined that Mses. Flaherty, Mills and Padnos and Messrs. Casilli, Dempsey, Fry, McGregor, Pidwell and Ward do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of the New York Stock Exchange. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our common stock by each non-employee director, and the transactions involving them described in the section titled “Related Person Transactions.”

Board Leadership Structure

We believe that the structure of our Board of Directors and its committees provides strong overall management of our company. The Chair of our Board of Directors and our Chief Executive Officer roles are separate. Ms. Mills currently serves as the Chair of our Board of Directors and Mr. Cabrera currently serves as our Chief Executive Officer. This structure enables each person to focus on different aspects of company leadership. Our Chief Executive Officer is responsible for setting the strategic direction of our company, the general management and operation of the business and the guidance and oversight of senior management. The Chair of our Board of Directors monitors the content, quality and timeliness of information sent to our Board of Directors and is available for consultation with our Board of Directors regarding the oversight of our business affairs. Our independent directors bring experience, oversight and expertise from outside of our company, while Mr. Cabrera brings company-specific experience and expertise. As one of our founders, Mr. Cabrera is best positioned to identify strategic priorities, lead critical discussion and execute our business plans.

In addition, our Board of Directors has three standing committees, each member of which is an independent director. Our Board of Directors delegates substantial responsibility to each committee, which reports its activities and actions back to the full Board of Directors. We believe that the independent committees of our Board of Directors are an important aspect of the leadership structure of our Board of Directors. Our Board of Directors reviews its leadership structure at least annually to provide the most effective structure in fulfilling its fiduciary duties and maintaining its commitment to good corporate governance. We believe our current leadership structure reinforces the independence of our Board of Directors as a whole and results in an effective balancing of responsibilities, experience and independent perspective that meets the current corporate governance needs and oversight responsibilities of our Board of Directors.

Board Meetings and Committees

During the fiscal year ended January 31, 2016, our Board of Directors held 12 meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she served during the periods that he or she served. Although we do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of stockholders, we encourage our directors to attend.

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition and responsibilities of each of the committees of our Board of Directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our Board of Directors.

Audit Committee

Our Audit Committee consists of Messrs. Fry, Casilli and McGregor, with Mr. Fry serving as the Chair. During the fiscal year ended January 31, 2016 and until March 2016, Ms. Padnos also served on our Audit Committee. Each member of our Audit Committee meets the requirements for independence for audit committee members under the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. Each member of our Audit Committee also meets the financial literacy and sophistication requirements of the listing standards of the

New York Stock Exchange. In addition, our Board of Directors has determined that Mr. Fry is an audit committee financial expert under the SEC rules. Our Audit Committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of the independent registered public accounting firm;

•	discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent registered public accounting firm, our interim and year-end financial statements;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviews our policies on and oversees risk assessment and risk management, including enterprise risk management;

•	reviews the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;

•	reviews related person transactions; and

•	approves or, as required, pre-approves, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our Audit Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of our Audit Committee is available on our website at http://investors.xactlycorp.com/investors/overview/default.aspx. During the fiscal year ended January 31, 2016, our Audit Committee held six meetings.

Compensation Committee

Our Compensation Committee consists of Ms. Mills and Messrs. Dempsey and Ward, with Ms. Mills serving as the Chair. Each member of our Compensation Committee meets the requirements for independence for compensation committee members under the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. Each member of our Compensation Committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Our Compensation Committee, among other things:

•	reviews, approves and determines the compensation of our executive officers and key employees;

•	reviews, approves and determines compensation and benefits, including equity awards, to directors for service on the board of directors or any committee thereof;

•	administers our equity compensation plans;

•	reviews, approves and makes recommendations to our Board of Directors regarding incentive compensation and equity compensation plans; and

•	establishes and reviews general policies relating to compensation and benefits of our employees.

Our Compensation Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of our Compensation Committee is available on our website at http://investors.xactlycorp.com/investors/overview/default.aspx. During the fiscal year ended January 31, 2016, our Compensation Committee held nine meetings.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Ms. Mills and Mr. Dempsey, with Mr. Dempsey serving as the Chair. Each member of our Nominating and Corporate Governance Committee meets the requirements for independence under the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. Our Nominating and Corporate Governance Committee, among other things:

•	identifies, evaluates and selects, or makes recommendations to our Board of Directors regarding nominees for election to our Board of Directors and its committees;

•	evaluates the performance of our Board of Directors and of individual directors;

•	considers and makes recommendations to our Board of Directors regarding the composition of our Board of Directors and its committees;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	develops and makes recommendations to our Board of Directors regarding corporate governance guidelines and matters.

Our Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable listing standards of the New York Stock Exchange. A copy of the charter of our Nominating and Corporate Governance Committee is available on our website at http://investors.xactlycorp.com/investors/overview/default.aspx. During the fiscal year ended January 31, 2016, our Nominating and Corporate Governance Committee held four meetings.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee.

Considerations in Evaluating Director Nominees

Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our Nominating and Corporate Governance Committee will consider the current size and composition of our Board of Directors and the needs of our Board of Directors and the respective committees of our Board of Directors. Some of the qualifications that our Nominating and Corporate Governance Committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to management and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our Nominating and Corporate Governance Committee to perform all board of director and committee responsibilities. Members of our Board of Directors are expected to prepare for, attend, and participate in all Board of Director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although our Board of Directors does not maintain a specific policy with respect to board diversity, our Board of Directors believes that our Board of Directors should be a diverse body, and our Nominating and Corporate Governance Committee may consider such factors as differences in professional background, education, skill, and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on our Board of Directors. In making determinations regarding nominations of directors, our Nominating and Corporate Governance Committee may take into account the benefits of diverse viewpoints. Our Nominating and Corporate Governance Committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our Nominating and Corporate Governance Committee recommends to our full Board of Directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders holding at least 1% of the fully diluted capitalization of our company continuously for at least 12 months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation and bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. Our Nominating and Corporate Governance Committee will evaluate such recommendations in accordance with its charter, our bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. Eligible stockholders wishing to recommend a candidate for nomination should contact our Secretary in writing. Such recommendations must include information about the candidate and any relationships between the candidate and our company, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our Board of Directors. Our Nominating and Corporate Governance Committee has discretion to decide which individuals to recommend for nomination as directors.

Under our bylaws, stockholders may also nominate persons for our Board of Directors. Any nomination must comply with the requirements set forth in our bylaws and should be sent in writing to our Secretary at Xactly Corporation, 300 Park Avenue, Suite 1700, San Jose, California 95110. To be timely for our 2017 annual meeting of stockholders, our Secretary must receive the nomination no earlier than March 6, 2017 and no later than April 5, 2017.

Communications with the Board of Directors

Interested parties wishing to communicate with our Board of Directors or with an individual member or members of our Board of Directors may do so by writing to our Board of Directors or to the particular member or members of our Board of Directors, and mailing the correspondence to our General Counsel at Xactly Corporation, 300 Park Avenue, Suite 1700, San Jose, California 95110. Our General Counsel, in consultation with appropriate members of our Board of Directors as necessary, will review all incoming communications and, if appropriate, such communications will be forwarded to the appropriate member or members of our Board of Directors, or if none is specified, to the Chair of our Board of Directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our Board of Directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website at http://investors.xactlycorp.com/investors/overview/default.aspx. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our Board of Directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our Board of Directors believes that open communication between management and our Board of Directors is essential for effective risk management and oversight. Our Board of Directors meets with our Chief Executive Officer and other members of the senior management team at the meetings of our Board of Directors, where, among other topics, they discuss strategy and risks facing the company, as well at such other times as they deemed appropriate.

While our Board of Directors is ultimately responsible for risk oversight, our Board committees assist our Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. Our Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures and legal and regulatory compliance. Our Audit Committee monitors these areas of risk on a regular basis and discusses with management and the independent auditor matters related to enterprise risk and major financial risk exposures and the steps management has taken to monitor and control these exposures, including guidelines and policies with respect to risk assessment and risk management. Our Compensation Committee assesses risks associated with our compensation philosophy, policies and practices. Our Nominating and Corporate Governance Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management associated with the structure, organization, composition and corporate governance of our Board of Directors and its committees. Finally, our full Board of Directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Director Compensation

We have an Outside Director Compensation Policy that has been approved by our Board of Directors based upon the recommendation of our Compensation Committee. Under our Outside Director Compensation Policy, members of our Board of Directors who are not employees of Xactly Corporation (“outside directors”) will receive compensation in the form of equity and cash, as described below.

Equity Compensation

Outside directors will be entitled to receive all types of equity incentive awards available under our 2015 Equity Incentive Plan (“2015 Plan”) except for incentive stock options. Each outside director will receive an initial equity award (“Initial Award”) upon his or her appointment to our Board of Directors. The type, terms and value of the Initial Award will be determined by our Board of Directors in its sole discretion, subject to the terms of our 2015 Plan.

On the date of each annual meeting of our stockholders beginning with our 2016 annual meeting, each outside director will receive an equity award (“Annual Award”). The Annual Award will be comprised of restricted stock units, with the number of shares subject to such Annual Award equal to the quotient of $115,000 divided by the greater of (i) $10.00 or (ii) the value of one restricted stock unit, rounded down to the nearest whole share, subject to an outside director’s service in such capacity for at least six months prior to the date of the annual meeting to which an Annual Award relates. The Annual Award will fully vest upon the 12-month anniversary of the grant date, subject to the outside director’s continued service through the vesting date. An outside director will not be eligible for an Annual Award unless he or she has been a director for at least six months prior to the date of such annual meeting. Notwithstanding the vesting schedule described above, the vesting of each equity award is subject to any applicable vesting acceleration provisions contained in our 2015 Plan and/or any existing change of control severance agreement or other agreement between the Company and the outside director.

Cash Compensation

Each year, each outside director will be eligible to receive an annual fee of $30,000 for serving on our Board of Directors (“Annual Fee”). In addition to the Annual Fee, the Chair of our Board of Directors will be entitled to an additional fee of $15,000 in cash.

The outside directors will also be eligible to receive the following annual cash fees for service on the committees of our Board of Directors:

Board Committee	Annual Chair Retainer ($)	Annual Member Fee ($)
Audit Committee	16,000	8,000
Compensation Committee	10,000	5,000
Nominating and Corporate Governance Committee	6,000	3,000

All cash fees will be paid quarterly in arrears on a prorated basis.

Compensation for Fiscal Year 2016

The following table provides information regarding the total compensation that was granted to our outside directors in the fiscal year ended January 31, 2016.

Name	Fees Earned or Paid in Cash ($)
Gerald S. Casilli	9,500
Neal Dempsey	10,250
Lauren P. Flaherty(1)	—
Earl E. Fry	23,000
Scott A. McGregor(1)	—
Carol G. Mills	29,000
Cynthia B. Padnos	19,000
David W. Pidwell	7,500
John P. Ward, Jr.	20,000

(1)	Ms. Flaherty and Mr. McGregor joined our Board of Directors in March 2016.

The following table lists all outstanding equity awards held by our outside directors as of January 31, 2016.

Name	Vesting Commencement Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price Per Share ($)	Option Expiration Date
Earl E. Fry	4/27/2010		50,000	—	0.68	07/27/2020
	7/12/2012	(1)	43,750	6,250	2.16	07/12/2022
	1/20/2015	(2)	18,750	18,750	7.76	01/20/2025
Carol G. Mills	2/22/2010		211,999	—	0.68	07/27/2020
	10/4/2012	(1)	40,625	9,375	2.40	10/04/2022
	1/20/2015	(2)	18,750	18,750	7.76	01/20/2025

(1)	Shares subject to the option vest ratably over forty-eight months beginning on the one month anniversary of the vesting commencement date, subject to continued service to us as of each such vesting date.
(2)	Shares subject to the option vest ratably over twenty-four months beginning on the one month anniversary of the vesting commencement date, subject to continued service to us as of each such vesting date.

In April 2016, each of Messrs. Casilli, Dempsey and Pidwell waived all rights to any payments of director fees not yet paid as of such date and elected to forego all future compensation, including equity and cash compensation, that outside directors are entitled to under our Outside Director Compensation Policy. Our directors who are also our employees receive no additional compensation for their service as directors. During the fiscal year ended January 31, 2016, one director, Mr. Cabrera, our Chief Executive Officer, was an employee. Mr. Cabrera’s compensation is discussed in the section titled “Executive Compensation.”

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of 10 members. In accordance with our amended and restated certificate of incorporation, our Board of Directors is divided into three staggered classes of directors. At the Annual Meeting, three Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our Board of Directors may have the effect of delaying or preventing changes in control of our company.

Nominees

Our Nominating and Corporate Governance Committee has recommended, and our Board of Directors has approved, Christopher W. Cabrera, Earl E. Fry and Scott A. McGregor as nominees for election as Class I directors at the Annual Meeting. If elected, Messrs. Cabrera, Fry and McGregor will serve as Class I directors until our 2019 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of our company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Messrs. Cabrera, Fry and McGregor. We expect that each of Messrs. Cabrera, Fry and McGregor will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our Board of Directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

The election of directors requires a plurality vote of the shares of our common stock present (including by proxy) at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed KPMG LLP (“KPMG”), an independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending January 31, 2017. During the fiscal year ended January 31, 2016, KPMG served as our independent registered public accounting firm.

Notwithstanding the appointment of KPMG and even if our stockholders ratify the appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the fiscal year if our Audit Committee believes that such a change would be in the best interests of our company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending January 31, 2017. Our Audit Committee is submitting the appointment of KPMG to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of KPMG will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of KPMG, our Board of Directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by KPMG for the fiscal years ended January 31, 2016 and 2015.

	Fiscal Year
	2016	2015
Audit Fees(1)	$1,394,128	$1,902,017
Audit-Related Fees(2)	5,000	—
Tax Fees(3)	—	24,000
All Other Fees	—	—

Total Fees	$1,399,128	$1,926,017

(1)	Audit fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. Fees for the fiscal years ended January 31, 2016 and 2015 also consisted of professional services rendered in connection with our Registration Statement on Form S-1 related to the initial public offering of our common stock completed in July 2015.
(2)	Audit-related fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations concerning financial accounting and reporting standards.
(3)	Tax fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance.

Auditor Independence

In the fiscal year ended January 31, 2016, there were no other professional services provided by KPMG, other than those listed above, that would have required our Audit Committee to consider their compatibility with maintaining the independence of KPMG.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our Audit Committee is required to pre-approve all audit and permissible non-audit services, other than de minimis non-audit services, performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to KPMG for the fiscal years ended January 31, 2016 and 2015 were pre-approved by our Audit Committee.

Vote Required

The ratification of the appointment of KPMG as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock present (including by proxy) at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote “AGAINST” the proposal and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is a committee of the Board of Directors of the Company comprised solely of independent directors as required by the listing standards of the New York Stock Exchange and rules and regulations of the SEC. The Audit Committee operates under a written charter approved by the Board of Directors, which is available on the Company’s website at http://investors.xactlycorp.com/investors/overview/default.aspx. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.

With respect to the Company’s financial reporting process, the management of the Company is responsible for (1) establishing and maintaining internal controls and disclosure controls and procedures and (2) preparing the Company’s consolidated financial statements. The Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare the Company’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management and KPMG;

•	discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.

Based on the Audit Committee’s review and discussions with management and KPMG, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2016 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Earl E. Fry (Chair)

Gerald S. Casilli

Scott A. McGregor(1)

Cynthia B. Padnos(1)

(1)	Ms. Padnos served on the Audit Committee until March 2016 and Mr. McGregor joined the Audit Committee as of March 2016.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 30, 2016. Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Christopher W. Cabrera	49	Chief Executive Officer and Director
Joseph C. Consul	56	Chief Financial Officer, Treasurer and Assistant Secretary
L. Evan Ellis, Jr.	61	President and Chief Operating Officer

Christopher W. Cabrera. For a biography of Mr. Cabrera, please see the section titled “Board of Directors and Corporate Governance.”

Joseph C. Consul has served as our Chief Financial Officer since June 2012 and our Treasurer and Assistant Secretary since February 2014. Prior to joining us, Mr. Consul served as Executive Vice President and Chief Financial Officer at LogLogic, Inc., a security management platform company acquired by TIBCO Software Inc. in April 2012, from May 2008 to April 2012. Prior to that, Mr. Consul served as Chief Financial Officer at several companies, including Everdream Corporation, Arcot Systems, Inc. and Tumbleweed Communications Corp., a then-publicly listed company. Mr. Consul holds a B.S. in Business Administration from San Jose State University and an M.B.A from University of Southern California.

L. Evan Ellis, Jr. has served as our President and Chief Operating Officer since April 2015 and served as our Chief Operating Officer from January 2009 to April 2015. Prior to that Mr. Ellis served as our Senior Vice President of Worldwide Operations from November 2007 to April 2009. Earlier in his career, Mr. Ellis held management positions at various companies, including Chief Operating Officer at Serena Software, Inc., a then-publicly listed company, President & Chief Operating Officer at CyberSource Corporation, a then-publicly listed company, Senior Vice President of Marketing and Americas Field Operations at Silicon Graphics, Inc., a then-publicly listed company, and senior management positions at International Business Machines Corporation. Mr. Ellis holds a B.A. in Economics from the University of California, Los Angeles.

EXECUTIVE COMPENSATION

Processes and Procedures for Compensation Decisions

Our Compensation Committee is responsible for the executive compensation programs for our executive officers and reports to our Board of Directors on its discussions, decisions and other actions. Typically, our Chief Executive Officer makes recommendations to our Compensation Committee, often attends committee meetings and is involved in the determination of compensation for the executive officers that report to him. Our Compensation Committee then reviews the recommendations and other data and makes decisions as to total compensation for each executive officer.

Our Compensation Committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our compensation programs and related policies. For the fiscal year ended January 31, 2016, our Compensation Committee retained Compensia, Inc., a national compensation consultant (“Compensia”), to provide it with information, recommendations and other advice relating to executive compensation on an ongoing basis. Accordingly, Compensia now serves at the discretion of our Compensation Committee. Our Compensation Committee engaged Compensia to assist in developing an appropriate group of peer companies to help us determine the appropriate level of overall compensation for our executive officers, as well as assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers is competitive and fair.

Fiscal 2016 Summary Compensation Table

Our named executive officers for the fiscal year ended January 31, 2016 were:

•	Christopher W. Cabrera, our Chief Executive Officer;

•	Joseph C. Consul, our Chief Financial Officer; and

•	L. Evan Ellis, Jr., our President and Chief Operating Officer.

The following table provides information regarding the compensation of our named executive officers during the fiscal year ended January 31, 2016:

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Christopher W. Cabrera	2016	342,000	357,057	854,835	215,614	12,118	1,781,624
Chief Executive Officer	2015	342,000	—	—	124,231	—	466,231

Joseph C. Consul	2016	286,000	171,108	414,968	120,206	2,000	996,950
Chief Financial Officer	2015	286,000	—	169,968	69,259	—	525,227

L. Evan Ellis, Jr.	2016	275,000	171,108	414,968	144,478	1,000	1,011,355
President and Chief Operating Officer	2015	275,000	—	—	83,244	—	358,244

(1)	The amounts reported in this column represent restricted stock unit and performance-based restricted stock unit awards and the amounts reported do not reflect compensation actually received by our named executive officers. The amounts reported are the aggregate grant date fair value, which is calculated by multiplying the number of shares subject to the award by the closing price of our common stock, as reported on the New York Stock Exchange, on the grant date. The method used for determining the compensation expense related to these awards is discussed in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on April 20, 2016.
(2)

The amounts reported in this column represent the aggregate grant date fair value of stock option awards granted to our named executive officers in the fiscal years ended January 31, 2016 and 2015, as computed in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”), Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the aggregate grant date fair value of these awards are discussed in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on April 20, 2016.
(3)	The amounts reported in this column represent amounts earned in the fiscal years ended January 31, 2016 and 2015, under our Fiscal Year 2016 Executive Bonus Plan and Fiscal Year 2015 Executive Bonus Plan, respectively, which were paid as discussed under the section titled “Executive Compensation—Executive Bonus Plans.”
(4)	The amounts reported in this column include (i) 401(k) matching contributions in the amount of $1,000, $2,000 and $1,000, paid on behalf of Messrs. Cabrera, Consul and Ellis, respectively, and (ii) travel and lodging expenses for Mr. Cabrera’s spouse and children to attend the launch of the initial public offering of our common stock in May 2015, in the amount of $9,842, and travel and lodging expenses for Mr. Cabrera’s spouse to attend our executive sales reward meeting, in the amount of $1,276.

Executive Employment Agreements

Christopher W. Cabrera

Mr. Cabrera’s base salary for the fiscal year ended January 31, 2016 was $342,000 and his base salary for the fiscal year ending January 31, 2017 is $385,000.

We have entered into a Change of Control Severance Agreement with Mr. Cabrera. The agreement provides that if Mr. Cabrera’s employment with us is terminated by us or our “affiliates” without “cause” (as those terms are defined in Mr. Cabrera’s Change of Control Severance Agreement) or Mr. Cabrera resigns from such employment for “good reason” (as defined in Mr. Cabrera’s Change of Control Severance Agreement), then subject to Mr. Cabrera signing and not revoking a separation agreement and release in our favor within 60 days following his termination, he will be entitled to the following: (i) continuing payments of his then-current annual base salary for 12 months, payable pursuant to our regular payroll procedures; and (ii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for Mr. Cabrera and his respective dependents for up to 12 months.

Pursuant to Mr. Cabrera’s Change of Control Severance Agreement, if, within the three-month period prior to or the 12-month period following a “change of control” (as defined in Mr. Cabrera’s Change of Control Severance Agreement), Mr. Cabrera’s employment with us is terminated by us or our “affiliates” under the circumstances described in the preceding paragraph, then subject to Mr. Cabrera signing and not revoking a separation agreement and release in our favor within 60 days following his termination, he will be entitled to the following: (i) a lump sum payment equal to 18 months of the greater of (A) Mr. Cabrera’s then-current annual base salary or (B) Mr. Cabrera’s annual base salary as in effect immediately prior to the change of control; (ii) a lump sum payment equal to 100% of the greater of (A) Mr. Cabrera’s target annual bonus as in effect for the fiscal year in which his termination occurs or (B) Mr. Cabrera’s target annual bonus as in effect for the fiscal year in which the change of control occurs; (iii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for Mr. Cabrera and his respective dependents for up to 18 months; and (iv) 100% acceleration of vesting of his then-outstanding equity compensation awards or, with respect to awards subject to performance-based vesting criteria, 100% acceleration of vesting of such awards assuming such performance criteria had been achieved at target levels during the relevant periods.

In the event any payment to Mr. Cabrera pursuant to his Change of Control Severance Agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (as a result of a payment being classified as a parachute payment under Section 280G of the Internal Revenue Code), Mr. Cabrera will receive such payment as would entitle him to receive the greatest after-tax benefit, even if it means that we pay him a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Internal Revenue Code.

Joseph C. Consul

We have entered into an offer letter dated June 5, 2012 with Mr. Consul, our Chief Financial Officer. The offer letter sets forth Mr. Consul’s then annual base salary and target bonus, as well as the recommended terms of an option to purchase shares of our common stock.

Mr. Consul’s base salary for the fiscal year ended January 31, 2016 was $286,000 and his base salary is the same amount for the fiscal year ending January 31, 2017.

We have entered into a Change of Control Severance Agreement with Mr. Consul. The agreement provides that if Mr. Consul’s employment with us is terminated by us or our “affiliates” without “cause” (as those terms are defined in Mr. Consul’s Change of Control Severance Agreement), then subject to Mr. Consul signing and not revoking a separation agreement and release in our favor within 60 days following his termination, he will be entitled to the following: (i) continuing payments of his then-current annual base salary for six months, payable pursuant to our regular payroll procedures; and (ii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for Mr. Consul and his respective dependents for up to six months.

Pursuant to Mr. Consul’s Change of Control Severance Agreement, if, within the three-month period prior to or the 12-month period following a “change of control” (as defined in Mr. Consul’s Change of Control Severance Agreement), Mr. Consul’s employment with us is terminated by us or our “affiliates” without “cause” (as those terms are defined in Mr. Consul’s Change of Control Severance Agreement) or Mr. Consul resigns from such employment for “good reason” (as defined in Mr. Consul’s Change of Control Severance Agreement), then subject to Mr. Consul signing and not revoking a separation agreement and release in our favor within 60 days following his termination, he will be entitled to the following: (i) a lump sum payment equal to 12 months of the greater of (A) Mr. Consul’s then-current annual base salary or (B) Mr. Consul’s annual base salary as in effect immediately prior to the change of control; (ii) a lump sum payment equal to 100% of the greater of (A) Mr. Consul’s target annual bonus as in effect for the fiscal year in which his termination occurs or (B) Mr. Consul’s target annual bonus as in effect for the fiscal year in which the change of control occurs; (iii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for Mr. Consul and his respective dependents for up to 12 months; and (iv) 100% acceleration of vesting of his then-outstanding equity compensation awards or, with respect to awards subject to performance-based vesting criteria, 50% acceleration of vesting of such awards assuming such performance criteria had been achieved at target levels during the relevant periods.

In the event any payment to Mr. Consul pursuant to his Change of Control Severance Agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (as a result of a payment being classified as a parachute payment under Section 280G of the Internal Revenue Code), Mr. Consul will receive such payment as would entitle him to receive the greatest after-tax benefit, even if it means that we pay him a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Internal Revenue Code.

L. Evan Ellis, Jr.

We have entered into an offer letter dated November 19, 2007 with Mr. Ellis, our President and Chief Operating Officer. The offer letter sets forth Mr. Ellis’ then annual base salary and target bonus, as well as the recommended terms of an option to purchase shares of our common stock.

Mr. Ellis’ base salary for the fiscal year ended January 31, 2016 was $275,000 and his base salary for the fiscal year ending January 31, 2017 is $315,000.

We have entered into a Change of Control Severance Agreement with Mr. Ellis. The agreement provides that if Mr. Ellis’s employment with us is terminated by us or our “affiliates” without “cause” (as those terms are defined in Mr. Ellis’s Change of Control Severance Agreement), then subject to Mr. Ellis signing and not revoking a separation agreement and release in our favor within 60 days following his termination, he will be entitled to the following: (i) continuing payments of his then-current annual base salary for six months, payable pursuant to our regular payroll procedures; and (ii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for Mr. Ellis and his respective dependents for up to six months.

Pursuant to Mr. Ellis’ Change of Control Severance Agreement, if, within three months prior to or 12 months following a “change of control” (as defined in Mr. Ellis’ Change of Control Severance Agreement), Mr. Ellis’ employment with us is terminated by us or our “affiliates” without “cause” (as those terms are defined in Mr. Ellis’ Change of Control Severance Agreement) or Mr. Ellis resigns from such employment for “good reason” (as defined in Mr. Ellis’ Change of Control Severance Agreement), then subject to Mr. Ellis signing and not revoking a separation agreement and release in our favor within 60 days following his termination, he will be entitled to the following: (i) a lump sum payment equal to 12 months of the greater of (A) Mr. Ellis’ then-current annual base salary or (B) Mr. Ellis’ annual base salary as in effect immediately prior to the change of control; (ii) a lump sum payment equal to 100% of the greater of (A) Mr. Ellis’ target annual bonus as in effect for the fiscal year in which his termination occurs or (B) Mr. Ellis’ target annual bonus as in effect for the fiscal year in which the change of control occurs; (iii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for Mr. Ellis and his respective dependents for up to 12 months; and (iv) 100% acceleration of vesting of his then-outstanding equity compensation awards or, with respect to awards subject to performance-based vesting criteria, 50% acceleration of vesting of such awards assuming such performance criteria had been achieved at target levels during the relevant periods.

In the event any payment to Mr. Ellis pursuant to his Change of Control Severance Agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (as a result of a payment being classified as a parachute payment under Section 280G of the Internal Revenue Code), Mr. Ellis will receive such payment as would entitle him to receive the greatest after-tax benefit, even if it means that we pay him a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Internal Revenue Code.

Executive Bonus Plans

All of our named executive officers participated in our Fiscal Year 2016 Executive Bonus Plan and Fiscal Year 2015 Executive Bonus Plan. The bonus plans provide for bonus payments to eligible employees determined based upon our achievement of annual financial performance objectives. Funding of each of our Fiscal Year 2016 Executive Bonus Plan and Fiscal Year 2015 Executive Bonus Plan was based upon our achievement of financial performance targets that measured new revenue, customer renewals and adjusted EBITDA during the fiscal years ended January 31, 2016 and 2015, respectively. To fund the bonus plan, we were required to achieve a minimum of 80% of these targets. Upon reaching the 80% level, we would fund 50% of the bonus amounts, with incremental increases and an accelerator from 110% to 130% of the attainment of targets, and a maximum bonus payout of 130%. Payments were made quarterly for the Fiscal Year 2016 Executive Bonus Plan and Fiscal Year 2015 Executive Bonus Plan, in each case based on the year-to-date results, with a true-up calculated as applicable for the full year payment in February 2016 and 2015, respectively. The target bonuses at 100% funding for each named executive officer under each of our Fiscal Year 2016 Executive Bonus Plan and Fiscal Year 2015 Executive Bonus Plan were: Mr. Cabrera: $205,000; Mr. Consul: $114,000; and Mr. Ellis: $138,000. The annual payments made to each named executive officer under our Fiscal Year 2016 Executive Bonus Plan and Fiscal Year 2015 Executive Bonus are reflected above under “Executive Compensation—Summary Compensation Table.”

Under our Fiscal Year 2017 Executive Bonus Plan, bonus amounts will be determined based upon achievement of a mix of company and individual performance objectives to be determined by the our Compensation Committee, and the structure and administration of such plan will be similar to our Fiscal Year 2016 Executive Bonus Plan. The annual target bonus amounts at 100% funding for each named executive officer under our Fiscal Year 2017 Executive Bonus Plan are: Mr. Cabrera: $269,500; Mr. Consul: $143,000; and Mr. Ellis: $189,000.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding equity awards held by our named executive officers at January 31, 2016.

	Option Awards						Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options			Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(1)
Name		Exercisable (#)		Unexercisable (#)
Christopher W. Cabrera	4/12/2006 5/25/2007 6/18/2008 9/22/2010 3/1/2011 9/7/2011 1/29/2014 12/15/2015 12/15/2015 12/15/2015	18,750 18,750 87,500 250,000 187,500 62,500 145,833 — — —	(2) (3)	— — — — — — 291,667 206,000 — —	0.68 0.68 0.68 0.68 0.68 2.04 5.72 8.73 — —	4/12/2016 5/25/2017 6/18/2018 9/22/2020 3/1/2021 9/7/2021 1/29/2024 12/15/2025 — —	— — — — — — — — 34,000 6,900	(4) (5)	— — — — — — — — 236,640 48,024
Joseph C. Consul	7/12/2012 12/11/2014 12/15/2015 12/15/2015 12/15/2015	262,031 10,156 — — —	(6) (7) (3)	30,469 27,344 100,000 — —	2.16 7.76 8.73 — —	7/12/2022 12/11/2024 12/15/2025 — —	— — — 17,000 2,600	(4) (5)	— — — 118,320 18,096
L. Evan Ellis, Jr.	1/9/2008 6/18/2008 9/22/2010 9/7/2011 10/4/2012 1/29/2014 12/15/2015 12/15/2015 12/15/2015	89,800 23,438 18,230 62,500 30,469 41,666 — — —	(8) (2) (3)	— — — — 7,031 83,334 100,000 — —	0.68 0.68 0.68 2.04 2.40 5.72 8.73 — —	1/9/2018 6/18/2018 9/22/2020 9/7/2021 10/4/2022 1/29/2024 12/15/2025 — —	— — — — — — — 17,000 2,600	(4) (5)	— — — — — — — 118,320 18,096

(1)	This column represents the market value of the shares underlying restricted stock units as of January 31, 2016, based on the closing price of our common stock, as reported on the New York Stock Exchange, of $6.96 per share on January 29, 2016.
(2)	Shares subject to the option vest ratably over thirty-six months beginning on February 28, 2015, subject to continued service to us as of each such vesting date.
(3)	One-fourth of the shares subject to the option vest on December 15, 2016 and one forty-eighth of the shares vest monthly thereafter, subject to continued service to us as of each such vesting date.
(4)	The shares are represented by restricted stock units (“RSUs”) pursuant to which one-fourth of the RSUs vest on December 15, 2016 and one-sixteenth of the RSUs vest quarterly thereafter, subject to continued service to us as of each such vesting date.
(5)	The shares are represented by performance stock units which vest upon our Compensation Committee’s approval of our company’s achievement of positive cash flow from operations prior to or by the end of the fourth fiscal quarter of the fiscal year ending January 31, 2017.
(6)	One-fourth of the shares subject to the option vested on June 11, 2013 and one forty-eighth of the shares vest monthly thereafter, subject to continued service to us as of each such vesting date.
(7)	One-fourth of the shares subject to the option vested on December 11, 2015 and one forty-eighth of the shares vest monthly thereafter, subject to continued service to us as of each such vesting date.
(8)	One-fourth of the shares subject to the option vested on October 4, 2013 and one forty-eighth of the shares vest monthly thereafter, subject to continued service to us as of each such vesting date.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the section titled “Executive Compensation” with management. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the section titled “Executive Compensation” be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Carol G. Mills (Chair)

Neal Dempsey

John P. Ward, Jr.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of January 31, 2016. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(2)	5,859,595	$4.56	1,946,177
Equity compensation plans not approved by stockholders	—	—	—

Total	5,859,595	$4.56	1,946,177

(1)	The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying restricted stock units, which have no exercise price.
(2)	Includes the following plans: Xactly Corporation 2005 Stock Plan, Xactly Corporation 2015 Equity Incentive Plan (“2015 Plan”) and Xactly Corporation 2015 Employee Stock Purchase Plan (“ESPP”). Our 2015 Plan provides that on the first day of each fiscal year beginning in fiscal 2017, the number of shares of our common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 3,000,000 shares of our common stock, (ii) 5% of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year, or (iii) such other amount as our Board of Directors may determine. Our ESPP provides that on the first day of each fiscal year beginning in fiscal 2017, the number of shares of our common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 1,180,000 shares of our common stock, (ii) 2% of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year, or (iii) such other amount as our Board of Directors may determine. On February 1, 2016, the number of shares of our common stock available for issuance under our 2015 Plan and our ESPP increased by 1,477,127 shares and 590,851 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 30, 2016 for:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors and nominees for director; and

•	all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 29,836,049 shares of our common stock outstanding as of April 30, 2016. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of our common stock subject to options held by the person that are currently exercisable or exercisable within 60 days of April 30, 2016 and issuable upon the vesting of RSUs held by the person within 60 days of April 30, 2016. However, we did not deem such shares of our common stock outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Xactly Corporation, 300 Park Avenue, Suite 1700, San Jose, California 95110. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Outstanding
5% Stockholders:
Entities affiliated with Rembrandt Venture Partners(1)	3,469,887	11.6
Entities affiliated with Bay Partners(2)	2,443,759	8.2
Entities affiliated with Alloy Ventures(3)	2,386,992	8.0
Entities affiliated with Bridgescale Partners(4)	1,896,751	6.4
T. Rowe Price Associates, Inc.(5)	1,687,140	5.7

Named Executive Officers and Directors:
Christopher W. Cabrera(6)	1,454,976	4.8
L. Evan Ellis, Jr.(7)	488,152	1.6
Joseph C. Consul(8)	307,562	1.0
Gerald S. Casilli(9)	3,644,872	12.2
Neal Dempsey(10)	2,443,759	8.2
Lauren P. Flaherty	—	*
Earl E. Fry(11)	158,020	*
Scott A. McGregor(12)	10,000	*
Carol G. Mills(13)	284,394	*
Cynthia B. Padnos(14)	143,404	*
David W. Pidwell(15)	152,954	*
John P. Ward, Jr.	—	*
All executive officers and directors as a group (12 persons)(16)	9,088,093	28.7

*	Represents beneficial ownership of less than 1%.
(1)	Based on information contained in a Schedule 13G filed with the SEC on February 12, 2016, includes (i) 1,860,236 shares held of record by Rembrandt Venture Partners II, L.P. (RVP II); (ii) 1,129,524 shares held of record by Rembrandt Venture Partners Fund Two, L.P. (RVPF 2); (iii) 375,000 shares held of record by RVP Opportunities Fund II, L.P. (RVP Opportunities II); (iv) 101,733 shares held of record by Rembrandt Venture Partners Opportunities Fund I, L.P. (RVP Opportunities I); and (v) 3,394 shares held of record by Rembrandt Venture Partners Fund Two-A, L.P. (RVPF 2-A). Gerald S. Casilli, one of our directors, and Douglas Schrier, as the managing members of Rembrandt Venture Partners II LLC, the general partner of RVP II, share voting and dispositive power with respect to the shares held by RVP II. Messrs. Casilli and Schrier and Scott Irwin, as the managing members of RVP Opportunities GP II, LLC, the general partner of RVP Opportunities II, share voting and dispositive power with respect to the shares held by RVP Opportunities II. Messrs. Casilli, Schrier and Irwin, as the managing members of Rembrandt Venture Partners Opportunities GP I, LLC, the general partner of RVP Opportunities I, share voting and dispositive power with respect to the shares held by RVP Opportunities I. Messrs. Casilli, Schrier and Irwin, as the managing members of Rembrandt Venture Partners Fund Two, LLC, the general partner of RVPF 2 and RVPF 2-A, share voting and dispositive power with respect to the shares held by RVPF 2 and RVPF 2-A. The address for each of these entities is c/o Rembrandt Venture Partners, 600 Montgomery Street, 44th Floor, San Francisco, California 94111.
(2)	Based on information contained in a Schedule 13G filed with the SEC on February 11, 2016, includes (i) 2,315,466 shares held by Bay Partners X, L.P.; and (ii) 128,293 shares held by Bay Partners X Entrepreneurs Fund, L.P. Neal Dempsey, one of our directors, and Stuart G. Phillips are the managers of the funds’ general partner, Bay Management Company X, LLC, and share voting and dispositive power over the shares held by Bay Partners X, L.P. and Bay Partners X Entrepreneurs Fund, L.P. The address for each of these entities is c/o Bay Partners, 2180 Sand Hill Road, Suite 345, Menlo Park, California 94025.
(3)	Based on information contained in a Schedule 13G filed with the SEC on February 12, 2016, consists of 2,386,922 shares held of record by Alloy Ventures 2005, L.P. (Alloy Ventures 2005). Craig C. Taylor, Douglas E. Kelly, John F. Shoch, Tony Di Bona, Daniel Rubin, Michael W. Hunkapiller and Ammar H. Hanafi are the managing members of Alloy Ventures 2005, LLC, the general partner of Alloy Ventures 2005, and share voting and dispositive power over the shares held by Alloy Ventures 2005. Mr. Taylor holds sole voting and dispositive power with respect to an additional 1,000 shares. The address for these entities is c/o Alloy Ventures, 400 Hamilton Avenue, 4th floor, Palo Alto, California 94301.
(4)	The reported shares are held of record by Bridgescale Partners, L.P. (BP). Robert Chaplinsky and Matthew Cowan, as the managing members of Bridgescale Partners GP I, L.L.C., share voting and dispositive power with respect to the shares held by BP. The address of record for each of these entities is c/o Bridgescale Partners, 1259 El Camino Real #417, Menlo Park, California 94025.
(5)	Based on information contained in a Schedule 13G filed with the SEC on February 10, 2016, T. Rowe Price Associates, Inc. (Price Associates), an investment advisor, holds sole voting power with respect to 188,640 shares and T. Rowe Price Small-Cap Value Fund, Inc., an investment company, holds sole voting power with respect to 1,498,500 shares. Price Associates holds sole dispositive power with respect to all of the reported shares. The address for these entities is 100 E. Pratt Street, Baltimore, Maryland 21202.
(6)	Consists of (i) 62,500 shares held of record by Mr. Cabrera; (ii) 535,879 shares held of record by the Cabrera 2000 Revocable Living Trust dated October 23, 2000 for which Mr. Cabrera serves as a trustee of which 528,729 shares are pledged as collateral to secure a line of credit; (iii) 25,000 shares held of record by Mr. Cabrera as custodian for his daughter; (iv) 25,000 shares held of record by Mr. Cabrera as custodian for his son; and (iv) 806,597 shares subject to options exercisable within 60 days of April 30, 2016.
(7)	Consists of (i) 200,782 shares held of record by Mr. Ellis and (ii) 287,370 shares subject to options exercisable within 60 days of April 30, 2016.
(8)	Consists of (i) 1,000 shares held of record by Mr. Consul and (ii) 306,562 shares subject to options exercisable within 60 days of April 30, 2016.
(9)

Consists of (i) the shares disclosed in footnote (1) above which are held by entities affiliated with Rembrandt Venture Partners; (ii) 121,545 shares held of record by the Casilli Family Holdings for which

Mr. Casilli serves as a partner; (iii) 48,957 shares held of record by Casilli Investment Partners for which Mr. Casilli serves as a partner; and (iv) 4,483 shares held of record by the Casilli Revocable Trust for which Mr. Casilli serves as a trustee.
(10)	Consists of the shares listed in footnote (2) above, which are held of record by Bay Partners. Mr. Dempsey is a member of Bay Management Company X, LLC.
(11)	Consists of (i) 32,500 shares held of record by Mr. Fry and (ii) 125,520 shares subject to options exercisable within 60 days of April 30, 2016.
(12)	Consists of 10,000 shares held of record by Mr. McGregor.
(13)	Consists of 284,394 shares subject to options exercisable within 60 days of April 30, 2016.
(14)	Consists of (i) 54,930 shares held of record by Ms. Padnos; (ii) 52,422 shares held of record by Illuminate Ventures Spotlight Fund, LP (Illuminate Spotlight); and (iii) 36,052 shares held of record by Illuminate Ventures I, LP (Illuminate Ventures). Ms. Padnos serves as a managing member of Illuminate Equity Partners I, L.L.C., the general partner of each of Illuminate Spotlight and Illuminate Ventures, and shares voting and dispositive power with respect to the shares held by Illuminate Spotlight and Illuminate Ventures.
(15)	Consists of 152,954 shares held of record by Golden Hills Holdings, LLLP for which Mr. Pidwell serves as a general partner.
(16)	Consists of (i) 7,277,650 shares beneficially owned by our executive officers and directors and (ii) 1,810,443 shares subject to options exercisable within 60 days of April 30, 2016.

RELATED PERSON TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the sections titled “Board of Directors and Corporate Governance” and “Executive Compensation,” the following is a description of certain relationships and transactions since February 1, 2015 involving our directors, executive officers, beneficial holders of more than 5% of our common stock, or entities affiliated with them.

Investors’ Rights Agreement

We have entered into an amended and restated investor rights agreement which provides, among other things, that certain holders of our common stock, including our principal stockholders with whom certain of our directors are affiliated, have the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Transactions with Directors, Executive Officers and Their Affiliates

We employ Sonia Cabrera Rossi as our Senior Manager, Educational Services, who is the sister of Christopher W. Cabrera, our Chief Executive Officer and a member of our Board of Directors. Ms. Rossi became an employee in July 2008. Ms. Rossi’s base salary and bonus payout totaled $141,975 for the fiscal year ended January 31, 2016.

We employ Brian Ellis as our Director, Corporate Sales, who is the son of L. Evan Ellis, Jr., our President and Chief Operating Officer. Mr. Brian Ellis became an employee in July 2007. Mr. Brian Ellis’ base salary and sales incentive compensation totaled $391,918 for the fiscal year ended January 31, 2016. Since February 1, 2015, Mr. Brian Ellis has been granted an award of 4,375 restricted stock units, with a fair market value of $8.45 per share of our common stock underlying such award on the grant date. The restricted stock unit award granted to Mr. Brian Ellis is subject to our standard four-year vesting schedule.

Other Transactions

We have entered into change in control and severance agreements with certain of our executive officers that, among other things, provide for certain severance and change in control benefits. See the section titled “Executive Compensation” for additional information.

We have entered into indemnification agreements with our directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Other than as described above, since February 1, 2015, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related person where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Policies and Procedures for Related Person Transactions

Our Audit Committee has the primary responsibility for reviewing and approving transactions with related persons. Our Audit Committee charter provides that our Audit Committee shall review and approve or prohibit in advance any related person transactions. Our Board of Directors has adopted a formal written policy providing that we are not permitted to enter into any transaction that exceeds $120,000 and in which any related person has a direct or indirect material interest without the consent of our Audit Committee. In approving or rejecting any such transaction, our Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to our Audit Committee, including, among other factors, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers, directors and 10% stockholders file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received and written representations of our executive officers, directors and 10% stockholders, we believe that during the fiscal year ended January 31, 2016, all Section 16(a) filing requirements were satisfied on a timely basis.

Fiscal Year 2016 Annual Report and SEC Filings

Our financial statements for the fiscal year ended January 31, 2016 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at http://investors.xactlycorp.com/investors/overview/default.aspx and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Xactly Corporation, Attention: Investor Relations, 300 Park Avenue, Suite 1700, San Jose, California 95110.

*            *             *

The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

San Jose, California

May 20, 2016

VOTE BY INTERNET
Before the Annual Meeting - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
XACTLY CORPORATION
300 PARK AVENUE
SUITE 1700
SAN JOSE, CA 95110
During the Annual Meeting - Go to www.virtualshareholdermeeting.com/XTLY
You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E11088-P78145
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH AND RETURN THIS PORTION ONLY
XACTLY CORPORATION
For
Withhold
For All
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
All
All
Except
The Board of Directors recommends you vote FOR the following proposal:
1. The election of three Class I directors to serve until our 2019 Annual Meeting of Stockholders and until their successors are duly elected and qualified;
Nominees:
01) Christopher W. Cabrera
02) Earl E. Fry
03) Scott A. McGregor
The Board of Directors recommends you vote FOR the following proposal:
For
Against
Abstain
2. A proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2017; and
3. Any other business as may properly come before the Annual Meeting.
For address changes and/or comments, please check this box and write them on the back where indicated.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX]
Date
Signature (Joint Owners)
Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.
E11089-P78145
XACTLY CORPORATION
Annual Meeting of Stockholders
June 30, 2016 at 9:30 AM PDT
This proxy is solicited by the Board of Directors
The stockholder(s) hereby appoint(s) Christopher W. Cabrera, Joseph C. Consul and Colleen M. Pouliot, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of XACTLY CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 AM PDT on June 30, 2016, via live webcast, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Address Changes/Comments: _______________________________________________________________________________ ________________________________________________________________________________________________________
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side